EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the registration statement on Form S-8 of First Reliance Bancshares, Inc. of our report dated February 19, 2004, relating to the consolidated balance sheets of First Reliance Bancshares, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2003, which report appears in the December 31, 2003, annual report on Form 10-KSB of First Reliance Bancshares, Inc.

/s/ ELLIOTT DAVIS, LLC

Columbia, South Carolina

March 26, 2004